AMENDED AND RESTATED
                      PRIVATE LABEL MANUFACTURING AGREEMENT

         This Amended and Restated Private Label Manufacturing Agreement (this "Agreement") is made and entered into as of the 27th day of April, 1997, by and between FUENTE CIGAR LTD., a corporation organized under the laws of the Turks and Caicos Islands and having its principal headquarters in Santiago, Dominican Republic (the "Manufacturer"), and ASHTON DISTRIBUTORS, INC., a corporation organized under the laws of the State of Pennsylvania U.S.A., ant having its principal headquarters in Philadelphia, Pennsylvania, U.S.A. (the "Purchaser").


                                   RECITALS:

         WHEREAS, on September 1, 1993 the parties hereto entered into a Private Label Manufacturing Agreement (the "Original PLMA");

         WHEREAS, the parties hereto desire to amend the Original PLMA, and believe that such amendment can best be made by amending and restating the Original PLMA in its entirety;

         WHEREAS, the Manufacturer is engaged in the manufacture and sale of cigars in the Dominican Republic, and has a legal residence under the laws of the Dominican Republic in the City of Santiago, Dominican Republic;

         WHEREAS, the Manufacturer has expertise in the development, design and manufacture of hand-made and machine~made cigars, and as a result of such expertise, Manufacturer has developed and designed, with the approval of the Purchaser, tobacco blends used in certain hand-made cigars distributed and sold by the Purchaser under various trademarks owned by or licensed to the Purchaser (herein collectively referred to as the "Products," as further defined in paragraph 2 hereof);

         WHEREAS, the Purchaser has sales and marketing expertise, and has determined that substantial markets exist throughout the world for the sale of the Products, and as a result, the Purchaser desires the Manufacturer to commit substantial resources to the manufacture of large quantities of cigars for the Purchaser, as futher described herein; and

         WHEREAS, in order to fulfill its obligation to meet the Purchaser's demand for the Products, the Manufacturer has been required and will continue to be required: (i) to make substantial expenditures in order to maintain, improve and expand its present Dominican Republic manufacturing facilities and to lease and/or purchase additional manufacturing facilities; (ii) to purchase substantial quantities



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of raw materials in the form of tobacco, cellophane, paper, and wood products;
(iii) to store, treat and age substantial quantities of tobacco that will be used to make the Products; and (iv) to make substantial investments in overhead, labor, training, and related areas in order to continue to supply the Products to the Purchaser.

        NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1 AMENDMENT AND COMPLETE RESTATEMENT.

         This Agreement constitutes an amendment and complete restatement of the Original PLMA, and supersedes such Original PLMA with respect to all matters related hereto arising on or after the date of this Agreement

2 EXCLUSIVE MANUFACTURING ARRANGEMENT.

         During the term of this Agreement, the Manufacturer shall manufacture for and sell its entire output of the Products (as defined in the immediately succeeding sentence) exclusively to the Purchaser, upon the terms and conditions described in this Agreement. For purposes of this Agreement, the term "Products" shall mean all cigars bearing the "Ashton" trademark, all other cigars described on Exhibit A hereto, and any such other cigars as the parties hereto may mutually agree in writing in the future. During the term of this Agreement, the Purchaser agrees that, so long as the Manufacturer fulfills the Guaranteed Production commitment described in paragraph 3.1 hereof and the Manufacturer uses its best reasonable efforts for additional production as set forth in paragraph 3.2 hereof, the Purchaser shall not manufacture, contract for the manufacture of, and/or purchase cigars bearing any trademark (whether registered or unregistered) used in connection with the Products from any source other than the Manufacturer.

3 PRODUCTION AND PURCHASING COMMITMENTS.

              3.1 Guaranteed Production. The Manufacturer hereby guarantees to produce and sell at least five million (5,000,000) individual cigars (the "Guaranteed Production") to the Purchaser during each one (1) year term hereof. The Guaranteed Production may consist of any combination of:


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              3.1.1 Products sold to the Purchaser pursuant to this Agreement;
and/or

              3.1.2 cigars manufactured by the Manufacturer under trademarks owned by the Manufacturer and sold to the Purchaser by the Manufacturer or by any other entity in which Carlos A. Fuente and/or Carlos P. Fuente and/or Cynthia F. Suarez and/or J. Wayne Suarez, individually or any combination thereof, directly or indirectly exercise voting control and control over all material aspects of the management and business operations of such entity. In addition, unless otherwise mutually agreed by the parties, in order to be counted as part of the Guaranteed Production, all cigars described in this paragraph 3.1.2 must be hand made in the Dominican Republic, and be of a quality at least equal to the lowest quality Product manufactured hereunder, excluding seconds, close outs and other off-price special or discounted Products. In addition, in order to be counted as part of the Guaranteed Production, cigars referenced herein which are purchased from entities other than the Manufacturer must be sold to the Purchaser at a price not higher than the price charged by such entity to its most favored customer for similar goods sold on similar terms and in similar quantities to the cigars sold to the Purchaser. In the event of an Ownership Shift (as defined in paragraph 20.1 hereof), this paragraph 31.2 is augmented by paragraph 20.4 hereof.

Although no assurance is given by the Manufacturer as to the exact proportion of any brand or size of cigar that will be sold as part of the Guaranteed Production, it is the intent of the parties that the Guaranteed Production will be composed of a variety of various brands, size and price ranges of cigars, and that such variety shall be determined in accordance with paragraph 8 hereof.

         3.2 Best Reasonable Efforts for Additional Production. The Manufacturer shall use its best reasonable efforts, consistent with its current and applicable business practices, to produce and sell to the Purchaser such additional Products as the Purchaser may reasonably request from time to time, in addition to any Products included in the Guaranteed Production.

         3.3 Best Reasonable Efforts Obligation to Purchase. The Purchaser shall use its best reasonable efforts, consistent with its current and applicable business practices, to purchase the Guaranteed Production. Notwithstanding the foregoing, upon submission of a purchase order and acceptance of such purchase order by the Manufacturer pursuant to paragraph 10.2 hereof, the Purchaser shall be obligated to purchase the quantity and type of cigars referenced in such purchase order and to pay the amount owing with respect to such purchase order, all in accortance with the terms and conditions contained in this Agreement.


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4 RIGHT OF FIRST REFUSAL; PRODUCTION OF OTHER CIGARS.

         4.1 Right of First Refusal. The Purchaser agrees, understands and acknowledges that, during the term of this Agreement, the Manufacturer shall have a right of first refusal to exclusively manufacture for the Purchaser any cigars developed by or for the Purchaser that bear the "Ashton" trademark or that bear the same trademark as any other Product (as such term is defined at such time), as well as any cigars that, with the written consent of the Purchaser, may be developed (all or in part) by the Manufacturer for the Purchaser (each being herein referred to as a "New Product" and collectively as the "New Products"). If the Purchaser itself desires to manufacture a new cigar that is a "New Product," as defined herein, or the Purchaser desires to cause a New Product to be manufactured for the Purchaser, the Purchaser shaIl first serve notice, in accordance with paragraph 29.4 hereof, to that effect upon the Manufacturer, providing full and adequate description of the New Product (including the price to be paid by Purchaser for said manufacture) to enable the Manufacturer to determine whether the Manufacturer wishes to manufacture the New Product. The Manufacturer shall exercise its right of first refusal to manufacture the New Product by giving notice to the Purchaser within thirty (30) days after receipt by the Manufacturer of the Purchaser's notice. If the Manufacturer shall fail to give written notice to exercise its right to manufacture the New Product within such thirty (30) day period or if earlier the Manufacturer shall advise the Purchaser in writing that the Manufacturer waives its right to manufacture the New Product, then the Purchaser shall have the right to negotiate the manufacture of the New Product with third parties or to manufacture the New Product itself and such New Product shall cease to be subject to this Agreement; provided, however, that the Purchaser shall not in fact engage another person to manufacture the New Product for a price more than the price previously offered to the Manufacturer without first offering the Manufacturer the right to manufacture at the same price and upon the same terms as offered such other person. In carrying out the intent of the immediately preceding sentence, the same procedure as specified hereinabove shall again be followed, except that the written notice served upon the Manufacturer shall specify the name and address of the person whom the Purchaser proposes to engage to manufacture the New Product and the price and terms offered to such person. The Manufacturer's failure to give written notice of exercise of its right to manufacture the New Product within such thirty (30) day period or is written advice that it waives its right to do so, as provided herein, shall not constitute a waiver of the Manufacturer's right of first refusal to exclusively manufacture additional New Products developed by or for the Purchaser from time to time.

         4.2 Production of "Other Cigars." The Purchaser expressly understands and acknowledges that the Manufacturer has been and continues to be engaged in the business of manufacturing and selling hand-made and machine-made cigars either than the Products (the "Other Cigars"), both under its own trademarks and pursuant to other private label manufacturing agreements, and that the


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Manufacturer, in its sole and absolute discretion, will continue to manufacture and sell the Other Cigars. The Purchaser agrees, understands, and acknowledges that the terms and conditions of this Agreement do not prohibit, limit or in any way affect the Manufacturer's right to continue to manufacture and sell the Other Cigars and/or to engage in such other business activities as deemed appropriate by the Manufacturer in its sole discretion from time to tune. Moreover, the Purchaser acknowledges and agrees that the Manufacturer's best reasonable efforts production commitment in paragraph 3.2 hereof is to be interpreted in light of the Manufacturer's continued right to produce the Other Cigars.

5 HOLTS CIGAR COMPANY.

         The Manufacturer expressly understands and acknowledges that the Purchaser's affiliate, Holts Cigar Company ("Holts") has been engaged in the business of selling hand-made cigars, machine-made cigars and products in addition to the Products, and that Holts, in its sole and absolute discretion, will continue to engage in these activities and any future related activities so long as such activities do not involve the manufacture of the Products. Subject to the foregoing, the Manufacturer agrees, understands, and acknowledges that the terms and conditions contained in this Agreement do not prohibit, limit or in any way affect Holts' right to continue to engage in such activities and/or to engage in such other business activities as deemed appropriate by Holts in its sole discretion from time to time. The Manufacturer further expressly understands and acknowledges that the Purchaser may enter into a business combination with Holt's and that upon the consummation of any such transaction, the new or surviving entity shall have the same rights and liberties as Holt's as set forth in the foregoing sentences, notwithstanding any such business combination.

6 MANUFACTURING PROCESS

         The Manufacturer shall have the exclusive right, in its sole and absolute discretion, to determine the extent and nature of the manufacturing process associated with the Products, and, subject to the Purchaser's right of brand selection described in paragraph 8 hereof, to determine the nature, grade and overall composition of the Products, provided that the Purchaser shall have the right to approve the quality and workmanship of the Products resulting from such manufacturing process. The Manufacturer agrees to manufacture the Products substantially in compliance with the specifications set forth in Exhibit A hereto; however, the Purchaser understands and acknowledges that the Manufacturer may be required to modify the manufacturing process in response to certain market and other external non-market conditions, including, but not limited to, tobacco shortages caused by tobacco scarcity, price increases or other factors such as diseases


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or embargoes, and the Purchaser approves of such modifications; provided, however, that the Manufacturer may not make any modifications to the manufacturing process or materials that would materially change the quality, workmanship, appearance, taste or aroma of the Products without the Purchaser's prior written consent, which consent shall not be unreasonably withheld. The Purchaser acknowledges that the Products are an agricultural-based product, and that variations in the appearance, taste and aroma of the Products will occur, due to the natural variations in the appearance, taste and aroma of annual tobacco crops. Variations in the Products due to the natural variation of the tobacco crops shall not constitute "material" changes that would require the approval of the Purchaser hereunder.

7 OWNERSHIP OF BLENDS.

         The Purchaser expressly understands and acknowledges that the Manufacturer has expended considerable resources in connection with the development of the tobacco blends that are used in the manufacture of the Products and that the Manufacturer has the right to register, under the laws of the Dominican Republic or under the laws of any other jurisdiction, its legal ownership of all proprietary information associated with such blends and that the Manufacturer has taken appropriate steps to maintain the confidentiality of such proprietary information. The Purchaser expressly agrees, understands and acknowledges that the Manufacturer holds title to and is the owner of all proprietary information associated with such blends and that the Purchaser shall not exercise any ownership rights over such blends. Notwithstanding the foregoing, the Manufacturer represents, warrants and covenants that following termination of this Agreement it will not, directly or indirectly, market, advertise, sell, compare, or in any manner use the "Ashton" or "Holts" names or marks or the names or marks of any other Product manufactured hereunder in any way to compare, contrast or relate to any products manufactured by the Manufacturer and/or sold by the Manufacturer. In addition, the Manufacturer expressly understands, acknowledges and agrees that following any termination of this Agreement the Purchaser shall have the right to have cigars manufactured by other manufacturers, which cigars may be similar in all respects to the Products hereunder, and may contain similar blends as the Products, provided however that the Purchaser shall not disclose any Confidential Information (as defined in paragraph 19 hereof) in developing such other cigars.


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8 SELECTION OF BRANDS.

         The Purchaser shall have the right to advise the Manufacturer of the Purchaser's desired proportion of specified brands and sizes of brands of the Products by giving the Manufacturer written or oral notice of the approximate number of each desired brand and size, and the Manufacturer shaIl use its best reasonable efforts to fulfill me Purchaser's desired brand and size selection. The Purchaser acknowledges that its desired proportion of different brands and size will be limited by the availability of tobacco. In addition, the Purchaser acknowledges that, due to the manufacturing and aging process used to produce the Products, changes in the desired proportion of brands and sizes may take a year or more to be reflected in shipments to the Purchaser.

9 PURCHASE PRICES.

         The purchase prices to be charged by the Manufacturer to the Purchaser for the Products shall be paid in United States Dollars and shall initially be in the amounts set forth on Exhibit 8 attached hereto (the "Purchase Prices"). However, because the parties hereto cannot accurately predict the actual cost of manufacturing the Products during the entire term of this Agreement, the Manufacturer expressly reserves the right to change the Purchase Prices charged to the Purchaser for the Products; provided, however, the net invoice price increase charged to the Purchaser for each shipment of the Products shall be no greater, on a per thousand cigar basis, than the net invoice price increase charged by the Manufacturer during the same time to any other similarly situated United States-based importer (including affiliates of the Manufacturer) who purchase products manufactured by the Manufacturer or any of its affiliates, similar to the nature, grade and style of the Products. The Purchaser expressly agrees, understands and acknowledges that it shall be bound by the terms and conditions of this Agreement even though the Purchase Price of the Products may change from time to time in accordance with this paragraph. Changes in the Purchase Price may be made by the Manufacturer at any time, so long as the Manufacturer provides the Purchaser with at least thirty (30) days' prior written notice announcing such changes or in such other form as the Manufacturer and the Purchaser may mutually agree, and changes in the Purchase Price shalI become effective as of the date specified in such notice. In any event, the parties hereto expressly agree, understand and acknowledge that the Purchase Price shall be changed by an amount equal to any significant increase or decrease, as the case may be, in (i) any taxes and charges which are now, or may hereafter be, levied, imposed or charged upon the Manufacturer and associated with or related to the Products (whether by federal, state, municipal or other public authority, and whether domestic or foreign); (ii) any freight and transportation costs associated with or related to the Products and borne by the Manufacturer; and (iii) any customs

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duties (whether domestic or foreign) associated with or related to the Products and borne by the Manufacturer.

10 PLACEMENT AND ACCEPTANCE OF PURCHASE ORDERS.

         10.1 Priority. The terms and conditions set forth in this Agreement shall apply to all purchases of the Products by the Purchaser from the Manufacturer, and shall supersede any conflicting provisions contained in any of the Purchaser's purchase orders or any other business forms provided by the Purchaser or the Manufacturer (unless such purchase orders or any other business forms are in writing, signed by both parties hereto, and expressly provide that such conflicting provisions contained therein are intended by the parties hereto to supersede the terms and conditions of this Agreement).

         10.2 Placement of Orders; Purchase Order Acceptance. All orders for Products must be submitted to the Manufacturer in writing. Standing purchase orders may be submitted. Purchase orders submitted to the Manufacturer shall only be deemed accepted upon issuance of a written acceptance by the Manufacturer, or in lieu thereof, upon shipment of the Products referenced therein.

         10.3 Refusal and Revocation of Purchase Orders. Provided the Manufacturer is in compliance with its obligations under paragraph 3.1 hereof, the Manufacturer shall not be obligated to accept any purchase order from the Purchaser for Products that, using its best reasonable efforts as required under paragraph 3.2 hereof, the Manufacturer reasonably believes it cannot fill. In addition, the Manufacturer may, in its sole discretion, and in addition to any other remedies described in this Agreement, refuse to accept any purchase order, revoke acceptance of any purchase order or refuse to deliver or delay shipment of any previously-accepted purchase order, if the Purchaser becomes delinquent in the payment of any of its obligations hereunder, or is in breach of any material provision or condition of this Agreement. The revocation of acceptance, refusal to deliver or delay of any shipment of the Products by the Manufacturer under this paragraph 10.3 shall not be construed as a termination or breach of this Agreement by the Manufacturer.


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11 FILING OUR PURCHASE ORDERS AND SHIPPING TERMS.

         11.1 Filling of Purchase Orders.

              11.1.1 The Manufacturer shall not be liable to the Purchaser or any other person for any damages, direct, consequential or otherwise, or lost profits from the Manufacturer's failure to fill any purchase orders, or for delays in filling purchase orders, or for any errors in filling any such purchase orders. Subject to the Manufacturer's commitment as to the Guaranteed Production, if orders for all cigars (including the Manufacturer's own trademarked cigars) received by the Manufacturer from all sources, including the Purchaser, exceed the Manufacturer's inventory and/or work in process associated with such cigars, the Manufacturer shall allocate availability on a basis that the Manufacturer deems equitable or necessary, in its sole and absolute discretion.

              11.1.2 The Manufacturer may, in its sole and absolute discretion, make partial shipments of the Purchaser's purchase orders, which shipments shall be separately invoiced and each such separate invoice shall be paid when such separate invoice becomes due regardless of whether the balance of the shipment has been made or invoices for the balance of the shipment have been rendered. Delay in delivery of any portion of a purchase order shall not relieve the Purchaser of its obligation to accept the remaining deliveries of the Products.

              11.1.3 Shipping Terms. Unless otherwise agreed to by the parties in writing, beneficial and legal title to possession and control over, and risk of loss and damage to, all Products shall pass to the Purchaser, or to such financing institution or other parties as may have been designated in writing by the Purchaser, F.O.B Santiago, Dominican Republic. For purposes of this paragraph, the term "F.O.B." shall have the meaning ascribed thereto in INCOTERMS (1990 version) and all amendments and revisions thereto, as published by the International Chamber of Commerce, Paris, France.

12 INSPECTION.

         The Purchaser shall have twenty (20) days from the date of delivery of the Products to the shipping destination to inspect the Products or to cause its agent to conduct such inspection. The Purchaser shall bear all costs and expenses associated with inspection of the Products. Nonconforming Products may be returned to the Manufacturer pursuant to the procedure set forth in paragraph 13 hereof. Once the Purchaser (or its agent) has completed its inspection of the Products and found them to be satisfactory, or the Purchaser has waived its inspection rights with respect to such Products, or the twenty (20) day time period specified herein has passed without notification from the Purchaser to the Manufacturer that the Products are


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nonconforming, as the case may be, the Purchaser shall not be entitled to return the Products or seek the remedies otherwise available under paragraph 13 hereof.

13 RETURNS.

         If, upon inspection, the Purchaser believes Products to be nonconforming, the Purchaser shall notify the Manufacturer, and shall ship the nonconforming Products to the location designated by the Manufacturer. Nonconforming Products will be repaired, replaced or credit will be issued to the Purchaser, in the Manufacturer's discretion, within twenty (20) days from the date on which the Manufacturer received the Products claimed to be nonconforming. The Manufacturer's acceptance of any Products so returned shall not be deemed an admission that the Products are nonconforming, and, if the Manufacturer determines that any such returned Products are not nonconforming, such returned Products will be reshipped to the Purchaser at the Purchaser's expense and the Purchaser will be charged for all of the shipping charges incurred by the Manufacturer (including the costs previously assumed by the Manufacturer for shipping such returned Products to the Manufacturer as well as the costs of shipping such returned Products back to the Purchaser). The Purchaser expressly waives its rights to consequential or incidental damages relating to nonconforming Products.

14  PAYMENT TERMS.

         Unless otherwise agreed in writing by the parties hereto, or except as otherwise expressly provided in this Agreement, the Purchaser shall pay each invoice generated by the Manufacturer in connection with the sale of the Products within sixty (60) days from the date of such invoice. In the event the Purchaser fails to pay any invoice within such sixty (60) day period, the Manufacturer shall grant an additional five (5) day cure period in which the Purchaser may make payment of such invoice. The Manufacturer agrees that the number of days given to the Purchaser in which to pay each invoice shall be not less than the number of days the Manufacturer grants to its most favored private label manufacturing customers, excluding any of the Manufacturer's private label manufacturing arrangements that existed prior to the date of this Agreement. In the event the Purchaser fails to pay any invoice within the time period specified in this paragraph 14, the Purchaser shall be in default of its obligations to the Manufacturer, as described in paragraph 25.1 hereof, and the Manufacturer shall have the right to terminate this Agreement. No extension of these terms shall be penmitted without the Manufacturer's prior written consent, which consent may be withheld in the Manufacturer's sole discretion. Payment for the Products purchased by the Purchaser shall be in United States dollars, and shall be made by electronic wire transfer or by corporate check. Payments shall be made to the Manufacturer's address set forth in paragraph 29.4

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hereof or to such place as shall be designated in writing from time to time by the Manufacturer. If the Manufacturer instructs the Purchaser to send payment to any U.S. bank, or the Manufacturer deposits the payment in any U.S. bank, receipt of any check, draft or other commercial paper by the Manufacturer shall not constitute payment in full until the funds representing the full amount due and owing have fully cleared all banking channels. However, if the Manufacturer instructs the Purchaser to send payment to any non-U.S. bank, or the Manufacturer deposits the Purchaser's payment in any non-U.S. bank, receipt of the check, draft of other commercial paper by the Manufacturer shall constitute payment, provided full funds are available with respect to such check, draft or other commercial paper at the time such check, draft or commercial paper ultimately clears all banking channels.


15  THIRD PARTY DISTRIBUTORSHIPS; SHIPMENT SERVICES.

         15.1 Notification as to Distributors. The parties hereto understand and acknowledge that the Purchaser may, from time to time, desire to enter into distribution relationships with various third parties who are engaged in the business of distributing cigar and tobacco products, under which the Purchaser may grant such distributors exclusive, nonexclusive, or other types of distribution rights to distribute and sell the Products in specified territories, as agreed upon by the Purchaser and such distributors from time to time (herein referred to as collectively as the "Distributors" or individually as a "Distributor"). The Purchaser agrees to provide written notification to the Manufacturer of the appointment, termination, and/or modification of any such agreements pertaining to the Distributors promptly following such appointment, termination and/or modification, as the case may be.

         15.2 Shipping and Billing Services. The parties hereto understand and acknowledge that the Purchaser may from time to time request the Manufacturer to
(i) directly ship Products to a Distributor, (ii) directly render invoices on behalf of the Purchaser for the Products shipped by the Manufacturer to a Distributor, (iii) receive payment in respect of such invoices, (iv) remit payment to the Purchaser of the amounts so collected by the Manufacturer after the Manufacturer deducts the cost of the Products shipped on behalf of the Purchaser to a Distributor, and (v) handle the preparation of associated documentation pertaining to the matters described in (i)-(iv) herein. Whenever the Purchaser makes such a request, the Manufacturer shall have the right but not the obligation to handle the services described in (i) through (v) above. Furthermore, the Manufacturer may make any such agreement to handle such services subject to such conditions as the Manufacturer may impose in its sole discretion including without limitation, an agreement by the Purchaser (1) to pay a reasonable servicing fee, (2) to directly receive, review, and approve a Distributor's purchase order associated with the shipment of the Products described herein prior to the acceptance of such purchase


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order by the Purchaser, and (3) to be obligated to the Manufacturer in respect of the Purchase Price for any Products shipped pursuant to this paragraph and in respect of the applicable servicing fee imposed in connection with such services. Any agreement as to the foregoing shall be treated as a part of this Agreement. Therefore, failure of a Distributor to comply with the payment terms as described in paragraph 14 of this Agreement in connection with an invoice issued by the Manufacturer on behalf of the Purchaser for the Products shipped by the Manufacturer to a Distributor or any other default of the Distributor of the terms and conditions of this Agreement (as applicable), shall be treated as the failure of the Purchaser to comply with such payment terms and/or such other terms and conditions of this Agreement, and as a result the Purchaser shall be deemed in default of this Agreement.

         15.3 Status as Independent Agent. Without limiting the generality of the foregoing, the Purchaser agrees, understands, and acknowledges that in connection with the activities described in this paragraph 15, the Manufacturer shall serve as an independent agent acting solely on behalf of the Purchaser wish respect to the rendering of the services described herein. Nothing contained in this paragraph 15 or any other provision of this Agreement shall be construed to constitute the Purchaser as a partner, legal representative, dependent agent or a joint venturer of the Manufacturer, nor shall either party have any authority to bind the other in any respect, or assume or create any obligation whatsoever, express or implied, on behalf of or in the name of the other party, it being intended that each shall remain an independent contractor responsible for each party's own actions.

         15.4 Liabilitv and Indemnification. The Purchaser agrees that in connection with the Manufacturer's services described in this paragraph 15, the Manufacturer shall have no liability to the Purchaser, the Distributors or other third parties whatsoever for the rendering of such services so long as the Manufacturer does not engage in activities which constitute gross negligence or willful misconduct. The Purchaser agrees to indemnify, defend and hold the Manufacturer its officers, directors, employees, agents, successors, and assigns harmless against any and all claims, losses, costs, liabilities, damages, judgments, or related expenses, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they, or any one or more of them, may sustain or incur as a result of (i) any acts or omissions of the Purchaser or any of the Distributors arising out of the arrangements described in this paragraph 15, or (ii) any acts of omissions of the Manufacturer arising out of the Manufacturer's performance of the services described in this paragraph 15, with the exception of any acts or omissions that constitute gross negligence or willful misconduct of the Manufacturer.

         15.5 Limited Extended Payment Terms. Notwithstanding the usual and customary payment terms contained in paragraph 14 of this Agreement, the Manufacturer, with respect to sales made through certain specifically identified


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Distributors, may, upon request from the Purchaser, but in the Manufacturer's sole and absolute discretion and without any obligation to do so, agree to modified payment terms, which modified payment terms shall not be applicable and effective unless and until such terms are set forth in a separate written instrument signed by both parties hereto. Such modification of the payment terms shall be applicable only if such written instrument, specifically designates (i) the Distributor to which the modified payment terms will apply and (ii) the modified terms applicable to such Distributor. The Manufacturer may at any time and from time to time, and in its sole and absolute discretion, discontinue the modified payment terms for any or all of such designated Distributors by notifying the Purchaser in writing of such discontinuation; provided, however, such discontinuation shall not apply to any purchase orders that, at the time of the Purchaser's receipt of such written notice, the Manufacturer has accepted in accordance with the terms and conditions of this Agreement.

16  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser hereby represents and warrants to the Manufacturer the following:

         16.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania, with full corporate power and authority to carry on its businesses as they are now being conducted.

         16.2 Authoritv Relative to this Agreement. The execution of this Agreement by the Purchaser and the delivery of this Agreement and the Exhibits hereto to the Manufacturer have been duly authorized by the Purchaser, and no further action is necessary by the Purchaser to make this Agreement and the Exhibits hereto valid and binding upon the Purchaser and enforceable against the Purchaser in accordance with the terms hereof or to carry out the transactions contemplated hereby. Ihe execution, delivery, and performance of this Agreement and the Exhibits hereto by the Purchaser shall not (i) constitute a breach or a violation of the Articles of Incorporation or by-laws of the Purchaser or any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement, or any other instrument to which the Purchaser is a party or by which it is bound; (ii) constitute a violation of any order, judgment, or decree to which the Purchaser is a party or by which any of the assets or properties of the Purchaser is bound or affected; or (iii) result in the creation of any lien, charge, encumbrance upon the assets or properties of the Purchaser, except as otherwise provided herein.

         16.3 Approvals and Consents. No consent, approval, or authorization is required to be obtained by the Purchaser in connection with the execution or delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

17 REPRESENTATIONS AND WARRANTIES OF THIS MANUFACTURER.

         The Manufacturer hereby represents and warrants to the Purchaser the following:

         17.1 Organization and Standing. The Manufacturer is a corporation duly organized, validly existing, and in good standing under the laws of the Turks & Caicos Islands, with full corporate power and authority to carry on its businesses as they are now being conducted. The Manufacturer is duly qualified to conduct its business in the Dominican Republic and has full power and authority to fulfill its obligations under this Agreement.

         17.2 Authoritv Relative to this Agreement. The execution of this Agreement by the Manufacturer and the delivery of this Agreement to the Manufacturer has been duly authorized by the Manufacturer, and no further action is necessary by the Manufacturer to make this Agreement valid and binding upon the Manufacturer and enforceable against the Manufacturer in accordance with the terms hereof or to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Manufacturer shall not (i) constitute a breach or a violation of the Articles of Incorporation or by-laws of the Manufacturer or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement, or any other instrument to which the Manufacturer is a party or by which it is bound; (ii) constitute a violation of any order, judgment, or decree to which the Manufacturer is a party or by which any of the assets or properties of the Manufacturer is bound or affected; or (iii) result in the creation of any lien, charge, encumbrance upon the assets or properties of the Manufacturer, except as otherwise provided herein.

         17.3 Approvals and Consents. No consent, approval, or authorization is required to be obtained by the Manufacturer in connection with the execution or delivery of this Agreement by the Manufacturer or the consummation by the Manufacturer of the transactions contemplated hereby.

         17.4 Trade Name. The Manufacturer operates under the trade name "Tabacalera A. Fuente & Cia." Notwithstanding the use of such tradename, the Manufacturer owns all right, title and interest in and to, or is the lessor of, the assets utilized in the manufacturing business that is the subject of this Agreement, including without limitation the tobacco, molds, equipment, plant and facilities.

18 COMPLIANCE WITH LAWS.

         The Purchaser represents and warrants that all of the Products purchased by the Purchaser from the Manufacturer are for resale in the ordinary course of the Purchaser's business and that the Purchaser will comply with applicable laws relating to the collection and/or payment by the Purchaser of value-added, sales, use, excise, customs, duties, and all other similar taxes applicable to all such resale transactions, as well as all export or other applicable restrictions on the sale of the Products. The Purchaser understands and agrees that the Manufacturer, under no circumstances, has the duty or obligation to collect or pay the taxes recited in the preceding sentence of this paragraph. The Purchaser agrees to indemnify, defend and hold the Manufacturer its officers, directors, employees, agents, successors, and assigns harmless against any and all claims, losses, costs, liabilities, judgments, damages, or related expenses, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they, or any of one or more of them, may sustain or incur as a result of the Purchaser's failure to comply with this paragraph 18.


19 CONFIDENTIALITY.

         19.1 In General. The parties hereto hereby acknowledge that, in connection with the business relationship that they have had or may in the future have, they have been and will be exposed to and have access to certain information with respect to each other's business operations that has not been publicly disclosed and is not a matter of common knowledge (collectively, the "Confidential Information"). Each of the parties agrees that it shall not, nor shall any of its affiliates, including the agents, directors and officers thereof, without prior written consent of the other party, at any time, in any fashion, form or manner, either intentionally or otherwise, directly or indirectly, divulge, disclose or communicate any of the Confidential Information provided to such party by the other party to any third person, partnership, joint venture, company, corporation, entity or other organization or use such Confidential Information other than in connection with the business transactions entered into between the parties to this Agreement, unless such Confidential Information is used pursuant to a separate license or agreement between the parties to this Agreement authorzing such use or unless and until such Confidential Information is or was (i) publicly available or otherwise in the public domain; (ii) rightfully obtained from any third party without restrictions and without breach of this Agreement; or (iii) disclosed pursuant to judicial action or governmental regulations or other requirements, but then only if the disclosing party notified the other party prior to such disclosure and reasonably cooperated with the other party in the event the other party elected to legally contest and avoid such disclosure.

19.2 Effect of Ownership Shift.

                 19.2.1 In the event of an Ownership Shift (as defined in paragraph 20.1 hereof), the provisions of paragraph 19.1 hereof shall cease to apply, and the provisions of this paragraph 19.2.2 shall apply to the parties.

                 19.2.2 The parties hereto hereby acknowledge that, in connection with the business relationship that they have had or may in the future have, they have been and will be exposed to and have access to certain information with respect to each other's business operations that has not been publicly disclosed and is not a matter of common knowledge. To the extent such information is labelled, whether electronically or in writing, as "confidential" or is otherwise indicated electronically or in writing to be of a private or proprietary nature, such information shall be considered "Confidential Information" hereunder. Each of the parties agrees that it shall not, nor shall any of its affiliates, including the agents, directors and officers thereof, without prior written consent of the other party, at any time, in any fashion, form or manner, either intentionally or otherwise, directly or indirectly, divulge, disclose or communicate any of the Confidential Information provided to such party by the other party to any third person, partnership, joint venture, company, corporation, entity or other organization or use such Confidential Information other than in connection with the business transactions entered into between the parties to this Agreement, unless such Confidential Information is used pursuant to a separate license or agreement between the parties to this Agreement authorizing such use or unless and until such Confidential Information is or was (i) publicly available or otherwise in the public domain; (ii) rightfully obtained from any third party without restrictions and without breach of this Agreement; or (iii) disclosed pursuant to judicial action or governmental regulations or other requirements, but then only if the disclosing party notified the other party prior to such disclosure and reasonably cooperated with the other party in the event the other party elected to legally contest and avoid such disclosure.

                 19.2.3 The parties hereto agree that any information disclosed prior to an Ownership Shift and deemed to be "Confidential Information" under the terms of paragraph 19.1 hereof shall continue to be considered "Confidential Information" and preserved as such after an Ownership Shift, even if such information does not meet the requirements of paragraph 19.2.

20 OWNERSHIP SHIFT.

                 20.1 Existence and Notice of Ownership Shift. An "Ownership Shift" shall occur if at any time Carlos A. Fuente and/or Carlos P. Fuente and/or Cynthia F.

Suarez, individually or any combination thereof, no longer directly or indirectly exercise voting control over the Manufacturer and control over all material aspects of the management and business operations of the Manufacturer. The Manufacturer shall provide the Purchaser with written notice of the Ownership Shift. The remaining provisions of this paragraph 20 shall apply upon the occurrence of an Ownership Shift.

         20.2 Amendment of Manufacturer's Production Commitments. Effective as of the date of the Ownership Shift, the production commitments of the Manufacturer set forth in paragraph 3 hereof shall be terminated and the production commitments set forth in this paragraph 20.2 shall apply. The Manufacturer shall be obligated to produce and sell to the Purchaser the lesser of:

                 20.2.1 the quantity of Products requested by the Purchaser pursuant to purchase orders submitted in compliance with paragraph 10 hereof; or

                 20.2.2 the quantity of Products that equals to the average of the immediateIy preceding three (3) year's sales of Products from the Manufacturer to the Purchaser (or to any successor, new or surviving entity in the event the Purchaser participates in a business combination) (the "New Guaranteed Production") for the remaining term of this Agreement. Provided, however, that the New Guaranteed Production shall not be less than five million (5,000,000) Products. In addition, beginning in the second year after the occurrence of the Ownership Shift, the New Guaranteed Production shall be automatically increased by five percent (5%) per year.

         20.3 Amendment of Confidentiality Obligations. In addition to the other provisions of this paragraph 20, upon the occurrence of an Ownership Shift, the terms of paragraph 19.2 hereof shall apply.

         20.4 Clarification of Purchasing Price for Fuente-branded Products. If an Ownership Shift occurs, then in order to be counted as part of the Guaranteed Production, Fuente-branded cigars which are purchased directly from Manufacturer must be sold to the Purchaser at a price not higher than the price charged by the Manufacturer to its most favored customer for similar goods sold on similar terms and in similar quantities to the Fuente-branded cigars sold to the Purchaser.

         20.5 Right of Termination. In addition to the other provisions of this paragraph 20, effective as of the date of the Ownership Shift, the Purchaser shall have the right, upon delivery of one (1) year's prior written notice to the Manufacturer, to terminate this Agreement without further cause.

         20.6 Clarification Regarding Application of this Paragraph. This paragraph shall not apply in the event that Carlos A. Fuente and Carlos P. Fuente cease to own any stock in the Manufacturer, and Cynthia F. Suarez becomes the only one of the three Fuente family members named herein to own stock in the Manufacturer. However, in such event, the provisions of paragraph 26.4 shall apply.

21 TRADEMARK INFRINGEMENT.

         The Purchaser warrants and covenants that it is the exclusive licensee of the trademark rights associated with the Products and that the companies identified on Exhibit C hereto are the sole and exclusive owners of the entire and unencumbered right, title and interest in and to the trademarks identified on Exhibit C hereto. The Purchaser undertakes to indemnify, defend and hold the Manufacturer, its officers, directors, employees, agents, successors, and assigns harmless from any and all claims, losses, costs, liabilities, damages, judgments, or expenses of whatever form or nature, including attorneys' fees and paralegals' fees and other costs of legal defense, whether direct or indirect, that they or any one or more may sustain or incur as a result of any alleged infringement or claim of infringement of such trademark or such other rights relating to the manufacture, distribution, sale or use of the Products, and to defend, upon the request of the Manufacturer, at the Purchaser's own expense, any action which may be brought against the Manufacturer, its suppliers, venders, or assigns under any alleged infringement or claim of infringement pertaining to such trademark or such other rights relating to the manufacture, distribution, sale or use of the Products. As used in this paragraph 21, the term "claim" includes, without limitation, any claim for temporary or permanent injunctive relief in any action for such infringement of trademark or other rights.

22 CLOSING.

         The closing of the transactions contemplated by this Agreement shall occur at the time and date this Agreement (and the Exhibits hereto) is executed and delivered by the parties hereto. The closing may be held by telecopy, with counterpart execution pages circulated and signed by telecopy, followed within a reasonable period of time by original (inked) signature pages.

23 FORCE MAJEURE.

         23.1 Scope of Governance. In the event that performance by either party of any of its obligations under this Agreement is precluded or adversely and materially affected because of the occurrence of any event, unforeseen development, or contingency beyond the control of such party (and "Unforseen Event"), the rights and obligations of the parties hereto shall be governed by this paragraph 23.

         23.2 Definitions. For purposes of this Agreement, an "Unforseen Event" shall include, but shall not be limited to, the following: war, declared or undeclared, revolution, insurrection, counter-revolution, isolated instances of violence, fire, flood, tempest, interruption of transportation facilities, riots, civil commotion, strikes, labor disputes, labor slowdowns, lockouts (or other labor disputes affecting the parties hereto, other manufacturers or suppliers), freight embargoes or transportation delays, shortages of labor, inability to secure materials, supplies or power at reasonable prices or on account of shortages, acts of God, including (but not limited to) lightning, severe weather, earthquakes, hurricanes, or other acts of nature, acts of the public enemy, inflation beyond the expected rate of the country to which the event, development, or contingency pertains, prohibition of import or export of the Products (or any components thereof), governmental orders, regulations, restrictions, and all other similar causes.

         23.3 Limited Excusal of Performance; Termination. Except as otherwise provided herein, the affected party shall be excused from any failure to perform under the terms and conditions of this Agreement to the extent such failure is directly or indirectly caused by an Unforeseen Event. Any suspension of performance by reason of this provision shall be limited to the period during which the Unforeseen Event exists, and such suspension shall not extend or in any manner affect the running of the time period provided for in this Agreement. If performance by either party hereunder is suspended as a result of an Unforseen Event for a period of one hundred and eighty (180) days or more, the other party hereto shall, upon furnishing not less than thirty (30) days written notice to non-performing party, have the right to terminate this Agreement. Notwithstanding the foregoing, the Purchaser shall not, as a result of any of the foregoing causes, be relieved or excused from paying the Manufacturer any monies owed under this Agreement.

         23.4 Best Reasonable Efforts to Make Up of Shortfall. In the event the Manufacturer is affected by an Unforseen Event, and this Agreement is not terminated in accordance with paragraph 23.3 hereof, the Manufacturer shall use its best reasonable efforts to make up any shortfall in production caused by such Unforseen Event within twelve (12) months after the resumption of production hereunder. Similarly, in the event the Purchaser is affected by an Unforseen Event, and this Agreement is not terminated in accordance with paragraph 23.3 hereof, the Purchaser shall use its best reasonable efforts to make up any shortfall in orders for Products caused by such Unforseen Event within twelve (12) months after the resumption of purchasing hereunder.

24 TERM.

         Except as otherwise provided in this Agreement, the term of this Agreement shall begin as of May 1, 1997 (the "Commencement Date") and shall continue for a ten (10) year term ending April 30, 2007; provided however, that on May 1, 2005 and on each fifth-year anniversary of such date thereafter (i.e. May 1, 2010, May 1, 2015, etc.; the "Renewal Date"), the term of this Agreement shall automatically be extended for an additional five (5) year term unless either party gives the other written notice of termination of this Agreement on or before the Renewal Date. If notice of termination is given on or before a Renewal Date, the term of this Agreement shall not be further extended and this Agreement shall terminate at the end of the then applicabIe ten (10) or five (5) year term, unless earlier terminated as otherwise expressly provided for herein. For example, the initial term of this Agreement begins on May 1, 1997 and ends on April 30, 2007. The first Renewal Date is May 1, 2005. If no notice of termination is sent by either party on or before May 1, 2005, the term of this Agreement will automatically extend for an additional five (5) years, from May 1, 2007 until April 30, 2012, with the next Renewal Date occurring on May 1, 2010. However, if notice of termination is given by either party on or before May 1, 2005, then this Agreement will not be renewed, and will expire on April 30, 2007.

25  TERMINATION OF THIS AGREEMENT BY THE MANUFACTURER.

         The Manufacturer shall have the right, in addition to all other remedies it may have at law or in equity, to terminate this Agreement and all rights herein upon not less than thirty (30) days' written notice to the Purchaser with respect to any monetary default, unless otherwise designated herein, and upon not less than sixty (60) days written notice with respect to any non-monetary default, unless otherwise designated herein, provided: (i) the Manufacturer is in compliance with this Agreement in all material respects; (ii) any one or more of the events of default set forth below shall occur with respect to the Purchaser; and (iii) the Purchaser does not fully cure such default to the satisfaction of the Manufacturer within the applicable thirty
(30) or sixty (60) day notice period or demonstrate to the satisfaction of the Manufacturer that the Purchaser is actively and diligently pursuing such a cure and has a substantial likelihood of promptly effecting such cure. Any notice of default issued by the Manufacturer hereunder shal1 specify the nature of the default which has caused such notice to be issued. The events of default are:

         25.1 If the Purchaser shall fail to pay the Manufacturer any monies or fees when due;

         25.2 If the Purchaser fails to comply with any other material terms or conditions of this Agreement;

         25.3 As set forth in paragraph 23.3 regarding a continuing force majeure event.

         25.4 Termination effective immediately, if a receiver, liquidator or trustee of the Purchaser, or as to any material portion of its business, is appointed by court order and such order remains in effect for more than thirty
(30) days; or the Purchaser is adjudicated bankrupt or insolvent; or any material portion of the business of the Purchaser is sequestered by court order and such order remains in effect for more than thirty (30) days; or a petition is filed against the Purchaser under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing; or

         25.5 Termination effective immediately, if the Purchaser files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under such law.

26  TERMINATION OF THIS AGREEMENT BY THE PURCHASER.

         The Purchaser shall have the right, in addition to all other remedies it may have at law or in equity, to terminate this Agreement and all rights herein upon not less than thirty (30) days' written notice to the Manufacturer with respect to any monetary default, unless otherwise designated herein, and upon not less than sixty (60) days written notice with respect to any non-monetary default, unless otherwise designated herein, provided: (i) the Purchaser is in compliance with this Agreement in all material respects; (ii) any one or more of the events of default set forth below shall occur with respect to the Manufacturer; and to the Manufacturer does not fully cure such default to the satisfaction of the Purchaser within the applicable thirty (30) or sixty (60) day notice period or demonstrate to the satisfaction of the Purchaser that the Manufacturer is actively and diligently pursuing such a cure and has a substantial likelihood of promptly effecting such cure. Any notice of default issued by the Purchaser hereunder shall specify the nature of the default which has caused such notice to be issued. The events of default are:

         26.1 If the Manufacturer fails to comply with any material terms or conditions of this Agreement; or

         26.2 As set forth in paragraph 20.3 regarding an Ownership Shift; or

         26.3 As set forth in paragraph 23.3 regarding a continuing force majeure event.

         26.4 If Carlos A. Fuente and Carlos P. Fuente should both directly and beneficially cease to own stock in the Manufacturer during the term of this Agreement, the Purchaser shall have the right, for a period of three (3) years following the date on which Carlos A. Fuente and Carlos P. Fuente both cease to own any such stock, to terminate this Agreement upon ninety (90) days' prior written notice. The right of termination set forth in this paragraph 26.4 shall automatically expire, if not exercised, three (3) years after the date on which Carlos A. Fuente and Carlos P. Fuente both cease to own any stock in the Manufacturer, as described herein.

27 EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT.

         27.1 No Release. This Agreement shall terminate and expire automatically, unless termination has occurred earlier as a result of a specified default hereunder, on the date specified in the notice of termination. Any termination of this Agreement, whether due to expiration or an earlier termination, shall not release a party from payment of any damages sustained by the other party, from payment of any obligations accrued hereunder, or from performance of its obligations under the provisions of this Agreement relating to termination, subject to and limited by the terms of this Agreement.

         27.2 Acceleration of Invoices. Upon the expiration or termination of this Agreement for any reason, whether by reason of default, lapse of time or other cause, the due date of all invoices for the Products shall automatically be accelerated so that they shall become due and payable as of the effective date of the termination, even if longer terms had been provided previously. Any termination of this Agreement, excluding termination with two (2) years' prior notice under paragraph 24 hereof by either party, shall give the Manufacturer the right to cancel all orders of unshipped Products.

         27.3 Compensation for Certain Costs. Upon expiration or termination of this Agreement, the Purchaser shall reimburse the Manufacturer for the Manufacturer's out-of-pocket cost of all unused cigar labels, boxes and other unique items that bear the trademarks associated with the Products, and the Manufacturer shall either destroy such goods or ship such goods to the Purchaser, in the Purchaser's discretion and at the Purchaser's cost.

28 DISCLAIMER.

         The Manufacturer makes no warranty that the Products are merchantable or fit for any particular purpose or fit for any other purpose. The sole responsibility of the Manufacturer shall be that it will manufacture the Products substantially in compliance with the description set forth in Exhibit A attached hereto, which manufacturing process may be changed from time to time in accordance with paragraph 6 hereof, and the Manufacturer agrees that the Products will be free from defects in material and workmanship. This warranty is expressly made in lieu of any and all warranties and the sole liability of the Manufacturer shall be to repair, replace or credit the Purchaser for any Products not in conformity with such specifications (as provided in paragraph 13 hereof), and the Purchaser expressly and absolutely waives any rights that it may have for consequential or incidental damages. Except for directly related acts of gross negligence of the Manufacturer, the Purchaser agrees, warrants, and covenant that it shall be solely responsible for compliance with all federal, state, and local laws (whether such laws are of the United States of America or other foreign jurisdictions) and regulations pertaining distribution, marketing and sale of the Products, and without limiting the general indemnification obligation of the Purchaser as described in paragraph 29.12 hereof, that the Purchaser shall indemnify, defend and hold the Manufacturer, its officers, directors, employees, agents, successors and assigns harmless from any and all claims, losses, costs, liabilities, damages, judgments, or related expenses, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they or any one or more may sustain or incur as a result to the Purchaser's failure to comply with such laws and regulations.

THE MANUFACTURER MAKES NO INDEMNITY, REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS, EXCEPT FOR THE WARRANT EXPRESSLY SET FORTH IN THIS PARAGRAPH 28, AND IN NO EVENT SHALL THE MANUFACTURER BE LIABLE TO THE PURCHASER FOR SPECIAL OR CONSEQUENTIAL DAMAGES EXPRESSLY PROVIDED HEREIN.

29 GENERAL PROVISIONS.

         29.1 Survival of Representations; Warranties Etc. Each of the parties to this Agreement covenants and agrees that its representations, warranties, covenants, statements, and agreements contained in this Agreement and the Exhibits hereto and any document delivered in connection herewith shall survive the May 1, 1997 effective date of this Agreement (as specified in paragraph 1 hereof), and shall remain in effect during the term of this Agreement. Paragraphs 7, 19, 21, 27, 29.1, 29.12, 29.13 and 29.14 hereof shall survive the termination or expiration of this Agreement.

         29.2 Construction. This Agreement is intended by the parties hereto as a final expression of their agreement as a complete and exclusive statement of the subject matter of this Agreement. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings, or agreements have been made or relied upon in making this Agreement other than those specifically set forth herein.

        29.3 Merchant Status. The Manufacturer and the Purchaser represent to each other that they are merchants with respect to the Products. No agent, employee, or representative of the Purchaser has made, or has any authority to bind the Manufacturer by, any warranty, representation, or affirmation concerning the Products. The Purchaser acknowledges that no such affirmation, warranty or representation has been made, none has been relied upon, and none forms the basis of this Agreement.

        29.4 Notices and Consents. All notices, consents, acceptances and any other communication required herein shall be in writing and shall be deemed delivered upon receipt, if delivered in person; upon transmission, if sent by electronic means (i.e. telecopy or e-mail), with electronic confirmation of receipt, or four (4) days after posting, if sent by recognized international expedited delivery service. No notices, consents etc may be sent by mail, due to the unreliability of the Dominican Republic mail service. All notices, etc. shall be sent to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by notice given hereunder):

 If to Purchaser:                Ashton Distributors, Inc.
                                 Attn: Robert G. Levin, President
                                 2901 Grant Avenue
                                 Philadelphia, PA 19114
                                 Telecopy: 215-676-9085

With a copy to:                  Matthew H. Lubart, Esq.
                                 Rubin, Ehrlich & Buckley
                                 619 Alexander Road, Suite 2
                                 Princeton, NJ 08540
                                 Telecopy: 609-452-2077

 If to Manufacturer:             Carlos P. Fuente, President
                                 Fuente Cigar Ltd.
                                 Zona Franca
                                 Santiago, Dominican Republic
                                 Telecopy: 809-575-4969

With a copy to:                  William M. Sharp, Sr., Esquire
                                 Sharp, Smith & Harrison, P.A.
                                 4830 W. Kennedy Blvd., Suite 630
                                 Tampa, Florida 33609
                                 Telecopy: 813-286-4197

         29.5 Severability of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement shall be prohibited by applicable law, unenforceable in any jurdisdiction or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

         29.6 Language. The English language text, and American usage thereof, shall control the interpretation of this Agreement and all writings between the parties.

         29.7 Assignment. Neither this Agreement nor any rights or privileges hereunder shall be assigned, transferred, shared or divided, by operation of law or otherwise, in any manner, by either party hereto without the prior written consent of the other party, which consent may be arbitrarily withheld. Any purported assignment or transfer not having the written consent of the party required hereunder to give such consent shall be null and void and shall constitute a default hereunder. Notwithstanding the foregoing, in the event a party hereto enters into a business combination with another entity, and upon consummation of that business combination the current owner of the affected party, or Robert G. Levin and Carlos A. Fuente, Carlos P. Fuente and/or Cynthia
F. Suarez directly or indirectly, collectively or individually, own a majority of the voting interests in the surviving entity resulting from the business combination, the parties hereto agree to consent to the assignment of the affected party's rights under this Agreement to the surviving entity of such business combination.

         29.8 Paragraph Headings; Plural; Gender Miscellaneous. The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of this Agreement. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neutered gender shall include the other gender. The words "hereof," "herein" and "thereunder" and words of similar import when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits hereto, and not to any particular provision of this Agreement unless otherwise specified; all references herein to paragraphs, sections or exhibits shall refer to paragraphs or sections of this Agreement or exhibits to this Agreement. The parties hereto acknowledge and agree that the recitals immediately following the preamble of this Agreement are true and correct and are incorporated herein as a part of this Agreement.
This Agreement shall be binding upon the parties hereto.

         29.9 Entire Agreement; Amendment. This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement, as specified herein) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by written agreement executed by all of the parties hereto. Time is of the essence of this Agreement and each of its provisions, and no extension of any time period shall be binding upon any of the parties hereto unless expressly provided herein or in writing and signed by all of the parties hereto.

         29.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         29.11 Further Assurances. The parties hereto shall execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as the other party or its counsel may reasonably request from time to time for purposes of carry1ng out the transactions contemplated by this Agreement.

         29.12 Indemnification.

                 29.12.1 The Purchaser agrees to indemnify, defend and hold the Manufacturer, its officers, directors, employees, agents, successors, and assigns, harmless against all claims, losses, costs, liabilities, damages, judgments, or expenses of whatever form or nature, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of the Purchaser including but not limited to (i) the Purchaser's material breach of any of the provisions of this Agreement, (ii) the Purchaser's gross negligence or other tortuous conduct, or (iii) violation by the Purchaser of any applicable law, regulation or order in the United States of America or any other applicable law, regulation or order.

                 29.12.2 The Manufacturer agrees to indemnify, defend and hold the Purchaser, its officers, directors, employees, agents, successors, and assigns, harmless against all claims, losses, costs, liabilities, damages, judgments, or expenses of whatever form or nature, including attorneys' and paralegals' fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of the Manufacturer including but not limited to (i) the Manufacturer's material breach of any of the provisions of this Agreement, (ii) the Manufacturer's gross negligence or other tortuous conduct, or (iii) violation by the Manufacturer of any law, regulation or order in the United States of America that may be applicable to it, or any other applicable law, regulation or order.

         29.13 Remedies. The Purchaser hereby expressly waives any rights that it may have to specific performance or any other remedies at law other than the remedies specifically provided for in this Agreement.

         29.14 Governing Law; Venue; Process. The validity, construction, and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Florida (except that if any choice of law provision under Florida law would result in the application of the law of a state or jurisdiction other than Florida, such provision shall not apply). The parties hereto expressly acknowledge and agree that the United Nations convention for the International Sale of Goods shall not apply to this Agreement. The parties to this Agreement agree that jurisdiction and venue shall properly lie in the courts of the State of Florida, with respect to any legal proceedings arising under or connected with this

Agreement. The parties further agree that the delivery by courier of any process shall constitute valid and lawful process against them.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       FUENTE CIGAR LTD.

                                       By: /s/ Carlos P. Fuente
                                          ----------------------------------
                                          Carlos P. Fuente, President

                                                the "Manufacturer"

                                       ASHTON DISTRIBUTORS, INC.

                                       By: /s/ Robert Levin
                                          ------------------------------------
                                          Robert Levin, President

                                                the "Purchaser"

                                LIST OF EXHIBITS

EXHIBIT A -  Product Specifications

EXHIBIT B -  Purchase Price

EXHIBIT C -  Trademark Ownership

                                   EXHIBIT A

Holt's Dominican Bundles

             Item                    Length         Ring         Packing
             -----------------------------------------------------------
             Presidente              8 1/2"          52             25
             Chairman                7 1/2"          52             25
             Churchill               7"              49             25
             Rothschild              4 1/2"          50             25
             #1 Extra                7"              43             25
             Toro                    6"              50             25
             #4                      5 1/2"          43             25

Holt's Classics

            Item                    Length          Ring         Packing
            ------------------------------------------------------------
            Corona                  5 1/2"           44             25
            Churchill               7 1/2"           52             25
            Lonsdale                6 3/4"           43             25
            Gran Corona             6 7/8"           48             25
            Robusto                 5 1/2"           50             25


Holt's Special Maduro

            Item                    Length          Ring         Packing
            ------------------------------------------------------------
            Presidente             8 1/2"            52              25
            Chairman               7 1/2"            52              25
            Churchill              7"                49              25
            #1                     6 3/4"            43              25
            Toro                   6"                50              25
            #4                     5 1/2"            43              25


                                    Page A-1

Ashton

            Item                    Length          Ring         Packing
            ------------------------------------------------------------
            Churchill               7 1/2"           52            25
            Churchill               7 1/2"           52             4
            Prime Minister          6 7/8"           48            25
            Prime Minister          6 7/8"           48             4
            8-9-8                   6 1/2"           44            25
            8-9-8                   6 1/2"           44             5
            Magnum                  5"               50            25
            Magnum                  5"               50             4
            Double Magnum           6"               50            25
            Corona                  5 1/3"           44            25
            Corona                  5 1/3"           44             5
            Elegante                6 1/2"           35            25
            Panetela                6"               36            25
            Panetela                6"               36             5
            Cordial                 5"               30            25
            Cordial                 5"               30             5

Ashton Cabinet Select

             Item                   Length          Ring         Packing
            ------------------------------------------------------------
            #1                      9"               52            10
            #2                      7"               46            20
            #3                      6"               46            20
            #6                      5 1/2"           52            25
            #7                      6 1/4"           52            25
            #8                      7"               49            25
            #10                     7 1/2"           52            20


ASHTON AGED MADURO

             Item                   Length          Ring         Packing
            ------------------------------------------------------------
            #60                     7 1/2"           52            25
            #50                     7"               48            25
            #40                     6"               50            25
            #30                     6 3/4"           44            25
            #20                     5 l/2"           44            25
            #10                     5"               50            25

                                    Page A-2

                                   EXHIBIT C

                              Trademark Ownership


Trademark                                   Owner
---------                                   -----

Ashton                                      Ashton Holdings, Inc.

Holt's                                      Holt's Cigar Company, Inc.




                               Exhibit A - Page 1